EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
UCAR International Inc.


We consent to the incorporation by reference in each of the Registration Statements of UCAR International Inc. on Form S-3 (Nos. 333-26097 and 333-82417), and on Form S-8 (Nos. 33-95546, 33-95548, 33-95550, 333-02560,
333-82393, 333-82411, 333-46680 and 333-75774) of our report dated February 15,
2001, relating to the consolidated balance sheet of UCAR International Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001 Annual Report on Form 10-K of UCAR International Inc.


/s/ KPMG LLP

KPMG LLP

Nashville, Tennessee
March 22, 2002